12 July 1999




Sue Hide
Company Secretary
Huntingdon Life Sciences Group plc
Woolley Road
Alconbury
Huntingdon
Cambs
PE17 5HS


Dear Ms Hide

This is to confirm that the client-auditor relationship between Huntingdon Life Sciences Group plc (Commission File Number 1-10173) and Arthur Andersen has ceased.

Yours sincerely


ARTHUR ANDERSEN


cc     SEC Office to the Chief Accountant